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                                                                    Exhibit 2


                           NONRECOURSE PROMISSORY NOTE

         For value received, CARL A. BRUGGEMEIER ("Debtor"), promises to pay to the order of GLASER CAPITAL PARTNERS ("Payee"), at such place as Payee may from time to time designate in writing, the principal sum of $60,000. (Payee has advanced $50,000 on the date hereof which Debtor acknowledges. Payee shall advance an additional $10,000 to Debtor within 30 days of the date hereof. If and to the extent Payee does not advance the additional $10,000, the outstanding principal for interest calculations shall reduced and the number of Shares to be assigned to Payee as set forth below shall be proportionately reduced.) Interest in the amount of 8% per annum shall accrue on the outstanding principal.

         Debtor hereby represents and warrants that he owns 201,757 shares of common stock (the "Shares") of CIAO CUCINA CORPORATION ("CIAO") free and clear of any and all claims, interests and encumbrances, save and except the escrow of the Shares under that certain Escrow Agreement dated November 20, 1996 (the "Escrow Agreement"). Debtor hereby assigns, conveys, transfers and sells the Shares to Payee if and when the Shares are released from escrow under the Escrow Agreement. Upon the release of the Shares from such escrow, Debtor shall execute such additional assignments and other documents as Payee may reasonably request to evidence, confirm, perfect, consummate or further the sale of the Shares to Payee. Until the Shares are released from such escrow, Debtor shall execute such powers of attorney and/or proxies in favor of Payee as Payee may reasonably request to vest in Payee all voting rights applicable to the Shares. If and to the extent the Shares are released from escrow under the Escrow Agreement, the amount due hereunder shall be reduced by the then fair market value of the Shares, applied first to all accrued but unpaid interest and then to the outstanding principal. Any then fair market value in excess of the amount due hereunder shall belong exclusively to Payee.

         The outstanding principal and all accrued but unpaid interest shall be due and payable upon the first to occur of: (1) the sale by CIAO of all or substantially all of its assets; (2) any merger or consolidation involving CIAO in which CIAO is not the surviving entity; (3) any voluntary or involuntary filing of a petition in bankruptcy by or against CIAO; or (4) any appointment by or against CIAO of a receiver or trustee. Notwithstanding anything contained herein, Payee's sole and exclusive recourse against Debtor with respect to the repayment of this Note is to attach, execute and/or proceed to take title to the Shares; Debtor shall have no liability or obligation to make any monetary payment to Payee, except to the extent of any damages or costs incurred by Payee as a result of any breach by Debtor of his agreements herein.



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         This Note may be prepaid at any time without penalty or charge. Debtor hereby waives presentment, demand, protest, notice of protest and notice of dishonor in all other notices or demands in connection with this Note.

         This Note shall be governed by the laws of the State of Ohio, and may not be changed or terminated orally.

         As used herein, "Payee" means the Payee identified herein, and any assignee of such Payee.

DEBTOR:

/s/ Carl A. Bruggemeier
--------------------------
CARL A. BRUGGEMEIER

Date: 4/6/98
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                                    GUARANTEE

         CIAO CUCINA CORPORATION (the "Guarantor")hereby guarantees, absolutely and without limitation, the timely payment of all amounts due under this Promissory Note when and as the same become due under the terms hereof. Guarantor acknowledges and agrees that Guarantor is liable for the full amount due under the Note and that Payee shall have all available rights and remedies against Guarantor to collect the full amount Payee is entitled to under the Note.


CIAO CUCINA CORPORATION

By: /s/ Scott P. Kadish
   ----------------------

Title: Secretary
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Date: April 6, 1998
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